Exhibit 21.1

PACIFIC CREST CAPITAL, INC.

SUBSIDIARIES OF THE REGISTRANT

Name	State of Incorporation	Type

Pacific Crest Bank	California	California State Commercial Bank
PCC Capital I	Delaware	Statutory Business Trust